Exhibit 99.4
Changes to Compensation Program for Digital River, Inc. Executive Officers
Compensation of Chief Executive Officer
     On March 4, 2008, upon recommendation of the Compensation Committee of the Board, the Board approved an annual bonus for the Company’s Chief Executive Officer’s performance during the fiscal year ended December 31, 2007 in the amount of $500,000. Mr. Ronning’s salary remains unchanged at $450,000 per year. In addition, the Chief Executive Officer received a grant of an option to purchase 100,000 shares of the Company’s common stock, which will vest quarterly over a four-year period, and a grant of 25,000 performance-based shares, which will vest in accordance with the performance-based share program upon the attainment of performance goals related to revenue and operating income. If, and only if, the performance goals are attained, the shares will vest 25% on the first anniversary of the date of grant, and 25% thereafter on the second, third and fourth anniversaries of the date of grant. If the performance goals for fiscal year 2008 are not attained, then the performance-based shares will be forfeited.
Compensation of Chief Financial Officer
     On March 4, 2008, upon recommendation of the Compensation Committee of the Board, the Board approved an annual bonus for the Company’s Chief Financial Officer’s performance during the fiscal year ended December 31, 2007 in the amount of $200,000. Mr. Donnelly’s salary remains unchanged at $300,000 per year. In addition, the Chief Financial Officer received a grant of an option to purchase 45,000 shares of the Company’s common stock, which will vest quarterly over a four-year period, and a grant of 22,500 performance-based shares, which will vest in accordance with the performance-based share program described above.
     On March 4, 2008, the Board of Directors also approved an amendment and restatement of the Chief Financial Officer’s change in control and severance agreement, to provide that all of his equity compensation awards will accelerate vesting in the event of Mr. Donnelly’s termination of employment (other than an involuntary termination for cause or a voluntary termination without good reason).
Compensation of Vice President and General Counsel
     On March 4, 2008, upon recommendation of the Compensation Committee of the Board, the Board approved an annual bonus for the Company’s Vice President and General Counsel’s performance during the fiscal year ended December 31, 2007 in the amount of $78,750, and adjusted his base annual salary, effective immediately, to $250,000 per year. In addition, the Vice President and General Counsel received a grant of an option to purchase 10,000 shares of the Company’s common stock, which will vest quarterly over a four-year period, and a grant of 8,000 performance-based shares, which will vest in accordance with the performance-based share program described above.
     In addition, the Board of Directors approved a change of control and severance agreement with the Company’s Vice President and General Counsel which provides, among other things, for severance payments and acceleration of vesting in the event of the Vice President and General Counsel’s termination, other than for cause.